                        HARTFORD LIFE INSURANCE COMPANY
                        HARTFORD, CONNECTICUT 061042-999
                          (A STOCK INSURANCE COMPANY)
                                (THE "COMPANY")

FOR MORE INFORMATION OR ASSISTANCE REGARDING YOUR POLICY, YOU MAY CONTACT US AT
                             THE FOLLOWING ADDRESS:

                      INDIVIDUAL LIFE OPERATIONS ADDRESS:
                                [P.O. BOX 64582
                         ST. PAUL, MINNESOTA 55164-0582
                        TELEPHONE NUMBER: 1-800-243-5433
                  EMAIL ADDRESS: LIFESERVICE@HARTFORDLIFE.COM]

                                  HOME OFFICE:
                             [200 HOPMEADOW STREET
                          SIMSBURY, CONNECTICUT 06089]

We will pay the Death Proceeds to the Beneficiary if the Insured dies while this Policy is in force. Payment will be made after We receive Due Proof of Death of the Insured, at Our Individual Life Operations facility in St. Paul, Minnesota.

Signed for the Company

[
    /s/ David N. Levenson           /s/ Terence Shields
    ------------------------------  ------------------------------
    DAVID N. LEVENSON, PRESIDENT    TERENCE SHIELDS, CORPORATE
                                    SECRETARY ]

READ YOUR POLICY CAREFULLY
This is a legal contract between You and Us

                            RIGHT TO EXAMINE POLICY

WE WANT YOU TO BE SATISFIED WITH THE POLICY YOU HAVE PURCHASED. WE URGE YOU TO EXAMINE IT CLOSELY. IF, FOR ANY REASON YOU ARE NOT SATISFIED, YOU MAY DELIVER OR MAIL THE POLICY TO US OR TO THE INSURANCE PRODUCER FROM WHOM IT WAS PURCHASED ANYTIME DURING YOUR FREE LOOK PERIOD. YOUR FREE LOOK PERIOD BEGINS ON THE DAY YOU GET YOUR POLICY AND ENDS TEN DAYS AFTER YOU GET IT. IN SUCH AN EVENT, THE POLICY WILL BE RESCINDED AND WE WILL PAY AN AMOUNT EQUAL TO THE GREATER OF (A) THE PREMIUMS PAID FOR THE POLICY LESS ANY INDEBTEDNESS; OR (B) THE SUM OF: I) THE ACCOUNT VALUE LESS ANY INDEBTEDNESS, ON THE DATE THE RETURNED POLICY IS RECEIVED BY US OR THE INSURANCE PRODUCER FROM WHOM IT WAS PURCHASED; AND, II) ANY POLICY CHARGES TAKEN.

                            ADJUSTABLE DEATH BENEFIT
                 DEATH PROCEEDS PAYABLE AT DEATH OF THE INSURED
                  CASH SURRENDER VALUE PAYABLE UPON SURRENDER
                      PREMIUMS PAYABLE AS SHOWN ON PAGE 3
                               NON-PARTICIPATING

THE AMOUNT OF THE DEATH BENEFIT AND PORTIONS OF THE ACCOUNT VALUE THAT ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE NOT GUARANTEED AND WILL DECREASE OR INCREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THAT SEPARATE ACCOUNT.

                                FLEXIBLE PREMIUM
                    VARIABLE UNIVERSAL LIFE INSURANCE POLICY

                                                                          [LOGO]
                                                                    THE HARTFORD

                               TABLE OF CONTENTS

                                                                           PAGE
--------------------------------------------------------------------------------
Policy Specifications                                                          3
Definitions                                                                    5
Death Benefit                                                                  7
Increases and Decreases in Face Amount                                         8
Premiums                                                                       9
Account Value, Cash Value and Cash Surrender Value                            10
Valuation Provisions                                                          11
Monthly Deduction                                                             12
Insurance Class Changes                                                       13
Transfers                                                                     13
Policy Default and Grace Period                                               14
Reinstatement                                                                 15
Policy Loans                                                                  15
Withdrawals                                                                   16
Surrenders                                                                    16
Payments By Us                                                                17
Taxation of The Separate Account                                              17
The Contract                                                                  17
Ownership and Beneficiary                                                     19
Termination                                                                   20
Continuation Beyond the Insured's Attained Age 120                            20
Payment of Death Proceeds                                                     21
Income Settlement Options                                                     21
Any Riders follow page                                                        21

                             POLICY SPECIFICATIONS

                               POLICY INFORMATION

POLICY:                                   FLEXIBLE PREMIUM VARIABLE
                                          UNIVERSAL LIFE
POLICY NUMBER:                            [VL00001]
INSURED:                                  [JOHN DOE]
ISSUE AGE/SEX:                            [35, MALE]
INSURANCE CLASS:                          [PREFERRED/NON-NICOTINE]
OWNER:                                    [JOHN DOE]
BENEFICIARY:                              [JANE DOE]
POLICY DATE:                              [MAY 1, 2012]
DATE OF ISSUE:                            [MAY 1, 2012]

                           DEATH BENEFIT INFORMATION

INITIAL FACE AMOUNT:                      [$100,000]
UNSCHEDULED INCREASES MAXIMUM AGE:        [85]
MINIMUM INCREASE IN FACE AMOUNT:          [$25,000]
MINIMUM DECREASE IN FACE AMOUNT:          [$500]
MINIMUM FACE AMOUNT AFTER DECREASE:       [$50,000]
DEATH BENEFIT OPTION:                     [B (RETURN OF ACCOUNT VALUE)]
DEATH BENEFIT OPTION C LIMIT:             [NOT APPLICABLE]

                              PREMIUM INFORMATION

INITIAL PLANNED PREMIUM:                  [$1,000.00]
PAYMENT FREQUENCY:                        [ANNUAL]
NO LAPSE GUARANTEE PERIOD:                [MAY 1, 2012 - APRIL 30, 2032]
MONTHLY NO LAPSE GUARANTEE PREMIUM:       [$45.71]
DEFINITION OF LIFE INSURANCE TEST:        [GUIDELINE PREMIUM/CASH VALUE
                                          CORRIDOR TEST]

                           ACCOUNT VALUE INFORMATION

ANNUAL FIXED ACCOUNT MINIMUM
CREDITED RATE:                            3.00%
SEPARATE ACCOUNT:                         [VARIABLE LIFE II]
INITIAL NET PREMIUM ALLOCATION:           [HARTFORD MONEY MARKET HLS FUND]

It is possible that coverage will terminate if the Cash Value, less Indebtedness, is insufficient to pay the Monthly Deduction Amount and the No Lapse Guarantee is not available, or if Indebtedness equals or exceeds the Cash Value. The duration of coverage will depend on the amount, timing and frequency of premium payments, the interest credited to the Fixed Account and investment experience of the Separate Account, loans or Withdrawals taken and the cost of additional benefits. The Planned Premium may need to be increased to keep this Policy and coverage in force. In addition, coverage may terminate even if Planned premiums are paid due to the fact that Cost of Insurance charges and interest rate credited are not guaranteed, loans and Withdrawals may be taken, You may make changes in Death Benefit Options and the Face Amount. If the Policy terminates for reasons other than death of the Insured or cash surrender, there will be no Death Benefit or Cash Surrender Value. Based on the payment of the No Lapse Guarantee Premium, an additional lump sum payment may be required to keep the Policy in force at the end of the No Lapse Guarantee Period. You may contact Us for additional information.

Interest will be credited monthly to the Fixed Account Value after the deduction of the Cost of Insurance and Policy (expense) Charges and before any Surrender Charge is applied. The rate of interest credited to the Fixed Account Value in excess of the Annual Fixed Account Minimum Credited Rate is not guaranteed and is subject to change. We reserve the right to change the amount of interest credited in excess of the Annual Fixed Account Minimum Credited Rate and the amount of Cost of Insurance and Policy (expense) Charges used to calculate the Monthly Deduction Amount which may result in an Account Value less than illustrated.

                             POLICY SPECIFICATIONS

                               POLICY INFORMATION

POLICY:                                   FLEXIBLE PREMIUM VARIABLE
                                          UNIVERSAL LIFE
POLICY NUMBER:                            [VL00001]
INSURED:                                  [JOHN DOE]
ISSUE AGE:                                [35, MALE]
INSURANCE CLASS:                          [PREFERRED/NON-NICOTINE]
OWNER:                                    [JOHN DOE]
BENEFICIARY:                              [JANE DOE]
POLICY DATE:                              [JANUARY 1, 2003]
DATE OF ISSUE:                            [JANUARY 1, 2003]

                           DEATH BENEFIT INFORMATION

INITIAL FACE AMOUNT:                      [$100,000]
UNSCHEDULED INCREASES MAXIMUM AGE:        [85]
MINIMUM INCREASE IN FACE AMOUNT:          [$25,000]
MINIMUM DECREASE IN FACE AMOUNT:          [$500]
MINIMUM FACE AMOUNT AFTER DECREASE:       [$50,000]
DEATH BENEFIT OPTION:                     [B (RETURN OF ACCOUNT VALUE)]
DEATH BENEFIT OPTION C LIMIT:             [NOT APPLICABLE]

                              PREMIUM INFORMATION

INITIAL PLANNED PREMIUM:                  [$1,000.00]
PAYMENT FREQUENCY:                        [ANNUAL]
NO LAPSE GUARANTEE PERIOD:                [MAY 1, 2012 - APRIL 30, 2032]
MONTHLY NO LAPSE GUARANTEE PREMIUM:       [$45.71]
DEFINITION OF LIFE INSURANCE TEST:        [GUIDELINE PREMIUM/CASH VALUE
                                          CORRIDOR TEST]

                           ACCOUNT VALUE INFORMATION

ANNUAL FIXED ACCOUNT MINIMUM
CREDITED RATE:                            3.00%
SEPARATE ACCOUNT:                         [VARIABLE LIFE II]
INITIAL NET PREMIUM ALLOCATION:           [HARTFORD MONEY MARKET HLS FUND]

It is possible that coverage will terminate if the Cash Value, less Indebtedness, is insufficient to pay the Monthly Deduction Amount and the No Lapse Guarantee is not available, or if Indebtedness equals or exceeds the Cash Value. The duration of coverage will depend on the amount, timing and frequency of premium payments, the interest credited to the Fixed Account and investment experience of the Separate Account, loans or Withdrawals taken and the cost of additional benefits. The Planned Premium may need to be increased to keep this Policy and coverage in force. In addition, coverage may terminate even if Planned premiums are paid due to the fact that Cost of Insurance charges and interest rate credited are not guaranteed, loans and Withdrawals may be taken, You may make changes in Death Benefit Options and the Face Amount. If the Policy terminates for reasons other than death of the Insured or cash surrender, there will be no Death Benefit or Cash Surrender Value. Based on the payment of the No Lapse Guarantee Premium, an additional lump sum payment may be required to keep the Policy in force at the end of the No Lapse Guarantee Period. You may contact Us for additional information.

Interest will be credited monthly to the Fixed Account Value after the deduction of the Cost of Insurance and Policy (expense) Charges and before any Surrender Charge is applied. The rate of interest credited to the Fixed Account Value in excess of the Annual Fixed Account Minimum Credited Rate is not guaranteed and is subject to change. We reserve the right to change the amount of interest credited in excess of the Annual Fixed Account Minimum Credited Rate and the amount of Cost of Insurance and Policy (expense) Charges used to calculate the Monthly Deduction Amount which may result in an Account Value less than illustrated.

                             POLICY SPECIFICATIONS

                                 POLICY CHARGES

                        DEDUCTIONS FROM PREMIUM PAYMENTS

TYPE OF CHARGE                       PERCENT OF
MAXIMUM SALES CHARGES:               PREMIUMS PAID
------------------------------------------------------------------------
ALL POLICY YEARS                     5.75%

TAX CHARGE:
------------------------------------------------------------------------
ALL POLICY YEARS                     1.75%*

* THE TAX PERCENTAGE RATE DEPENDS UPON THE RATE ASSESSED BY YOUR STATE OR MUNICIPALITY. IF YOUR STATE OR MUNICIPALITY CHANGES, OR IF YOUR STATE OR MUNICIPALITY CHANGES ITS TAX RATE, THE TAX RATE WILL CHANGE TO EQUAL THAT NEW RATE. ANY CHANGE IN THE TAX RATE WILL BE FILED FOR APPROVAL BY THE NEW YORK SUPERINTENDENT OF FINANCIAL SERVICES.

                     MAXIMUM DEDUCTIONS FROM ACCOUNT VALUE

TYPE OF                                 POLICY                        CHARGE OR
CHARGE                                  YEARS                     PERCENT OF VALUE
--------------------------------------------------------------------------------------------------
MONTHLY ADMINISTRATIVE                   ALL       $10.00 PER MONTH
CHARGE:
MONTHLY PER $1,000 RATE:                [1-10]     [0.3750] PER MONTH PER $1,000 OF INITIAL FACE
                                                   AMOUNT.
                                        [11+]      [0]
MORTALITY AND EXPENSE RISK RATE         [1-10]     0.05417% PER MONTH (0.65% PER YEAR) OF THE
                                                   ACCUMULATED VALUE IN THE SUB-ACCOUNTS.
                                       [11-20]     0.0333% PER MONTH (0.40% PER YEAR) OF THE
                                                   ACCUMULATED VALUE IN THE SUB-ACCOUNTS.
                                        [21+]      0.0208% PER MONTH (0.25% PER YEAR) OF THE
                                                   ACCUMULATED VALUE IN THE SUB-ACCOUNTS

                                    Page 3A

                             POLICY SPECIFICATIONS

                                 POLICY CHARGES

                            MAXIMUM TRANSFER CHARGE

ALL POLICY YEARS     $00.00 FOR THE FIRST TRANSFER IN ANY CALENDAR MONTH.

ALL POLICY YEARS     $25.00 PER TRANSFER IN EXCESS OF ONE PER CALENDAR
                     MONTH.

                           MAXIMUM SURRENDER CHARGES

         POLICY                SURRENDER          POLICY          SURRENDER
          YEAR                  CHARGE             YEAR             CHARGE
--------------------------------------------------------------------------------
           1                    [1200.00              6             [770.00
           2                     1114.00              7              684.00
           3                     1028.00              8              598.00
           4                      942.00              9              512.00
           5                     856.00]             10               0.00]

                                    Page 3B

                             POLICY SPECIFICATIONS

                        SCHEDULED FACE AMOUNT INCREASES

         DATE OF INCREASE                 SCHEDULED INCREASE AMOUNT
         [JANUARY 1, 2004                          $75,000
          JANUARY 1, 2005                          $75,000
          JANUARY 1, 2006                          $75,000
          JANUARY 1, 2007                         $75,000]

                                    Page 3C

With Enhanced Value Option

                             POLICY SPECIFICATIONS

                                 POLICY CHARGES

                        DEDUCTIONS FROM PREMIUM PAYMENTS

TYPE OF CHARGE

TAX CHARGE:
------------------------------------------------------------------------
ALL POLICY YEARS                     1.75%*

* THE TAX PERCENTAGE RATE DEPENDS UPON THE RATE ASSESSED BY YOUR STATE OR MUNICIPALITY. IF YOUR STATE OR MUNICIPALITY CHANGES, OR IF YOUR STATE OR MUNICIPALITY CHANGES ITS TAX RATE, THE TAX RATE WILL CHANGE TO EQUAL THAT NEW RATE. ANY CHANGE IN THE TAX RATE WILL BE FILED FOR APPROVAL BY THE NEW YORK SUPERINTENDENT OF FINANCIAL SERVICES.

                     MAXIMUM DEDUCTIONS FROM ACCOUNT VALUE

TYPE OF                                 POLICY                        CHARGE OR
CHARGE                                  YEARS                     PERCENT OF VALUE
--------------------------------------------------------------------------------------------------
MONTHLY ADMINISTRATIVE                   ALL       $10.00 PER MONTH
CHARGE:
MONTHLY PER $1,000 RATE:                [1-10]     [0.3750] PER MONTH PER $1,000 OF INITIAL FACE
                                                   AMOUNT.
                                        [11+]      [0]
MORTALITY AND EXPENSE RISK RATE:        [1-10]     0.05417% PER MONTH (0.65% PER YEAR) OF THE
                                                   ACCUMULATED VALUE IN THE SUB-ACCOUNTS.
                                       [11-20]     0.0333% PER MONTH (0.40% PER YEAR) OF THE
                                                   ACCUMULATED VALUE IN THE SUB-ACCOUNTS.
                                        [21+]      0.0208% PER MONTH (0.25% PER YEAR) OF THE
                                                   ACCUMULATED VALUE IN THE SUB-ACCOUNTS

                                    Page 3A

With Enhanced Value Option

                             POLICY SPECIFICATIONS

                                 POLICY CHARGES

                            MAXIMUM TRANSFER CHARGE

ALL POLICY YEARS     $00.00 FOR THE FIRST TRANSFER IN ANY CALENDAR MONTH.

ALL POLICY YEARS     $25.00 PER TRANSFER IN EXCESS OF ONE PER CALENDAR
                     MONTH.

                           MAXIMUM SURRENDER CHARGES

    POLICY             SURRENDER              POLICY             SURRENDER
     YEAR                CHARGE                YEAR                CHARGE
----------------------------------------------------------------------------------
      1                   [1,947.00              11                 [1,105.00
      2                    1,877.00              12                  1,002.00
      3                    1,803.00              13                    894.00
      4                    1,727.00              14                    782.00
      5                    1,648.00              15                    665.00
      6                    1,566.00              16                    543.00
      7                    1,481.00              17                    416.00
      8                    1,392.00              18                    283.00
      9                    1,300.00              19                   144.00]
      10                  1,205.00]              20                      0.00

                                    Page 3B

                             POLICY SPECIFICATIONS

                   TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES
             AND MONTHLY MAXIMUM COST OF INSURANCE RATES PER $1,000

                                 MINIMUM             MAXIMUM COST                              MINIMUM             MAXIMUM COST
        ATTAINED              DEATH BENEFIT          OF INSURANCE         ATTAINED          DEATH BENEFIT          OF INSURANCE
          AGE                  PERCENTAGES               RATE                AGE             PERCENTAGES               RATE
------------------------------------------------------------------------------------------------------------------------------------
          [35                      250                 0.090833               78                 105                  4.537500
           36                      250                 0.095833               79                 105                  5.072500
           37                      250                 0.100000               80                 105                  5.655833
           38                      250                 0.107500               81                 105                  6.320000
           39                      250                 0.114167               82                 105                  7.011667
           40                      250                 0.121667               83                 105                  7.757500
           41                      243                 0.131667               84                 105                  8.583333
           42                      236                 0.144167               85                 105                  9.505833
           43                      229                 0.158333               86                 105                 10.528333
           44                      222                 0.175000               87                 105                 11.645000
           45                      215                 0.194167               88                 105                 12.841667
           46                      209                 0.212500               89                 105                 14.104167
           47                      203                 0.232500               90                 105                 15.421667
           48                      197                 0.244167               91                 104                 16.660833
           49                      191                 0.257500               92                 103                 17.952500
           50                      185                 0.276667               93                 102                 19.315000
           51                      178                 0.299167               94                 101                 20.754167
           52                      171                 0.330000               95                 101                 22.265833
           53                      164                 0.363333               96                 101                 23.649167
           54                      157                 0.405833               97                 101                 25.124167
           55                      150                 0.458333               98                 101                 26.698333
           56                      146                 0.511667               99                 101                 28.378333
           57                      142                 0.569167              100                 101                 30.175000
           58                      138                 0.618333              101                 101                 31.600833
           59                      134                 0.675000              102                 101                 33.120000
           60                      130                 0.743333              103                 101                 34.736667
           61                      128                 0.826667              104                 101                 36.456667
           62                      126                 0.928333              105                 101                 38.260833
           63                      124                 1.042500              106                 101                 40.179167
           64                      122                 1.162500              107                 101                 42.218333
           65                      120                 1.289167              108                 101                 44.385833
           66                      119                 1.417500              109                 101                 46.688333
           67                      118                 1.547500              110                 101                 49.132500
           68                      117                 1.687500              111                 101                 51.728333
           69                      116                 1.832500              112                 101                 54.483333
           70                      115                 2.008333              113                 101                 57.409167
           71                      113                 2.205000              114                 101                 60.512500
           72                      111                 2.463333              115                 101                 63.805833
           73                      109                 2.735833              116                 101                 67.299167
           74                      107                 3.022500              117                 101                 71.004167
           75                      105                 3.335833              118                 101                 74.935000
           76                      105                 3.677500              119                 101                 79.101667]
           77                      105                 4.074167

THE MINIMUM DEATH BENEFIT PERCENTAGE FOR ATTAINED AGE 120 AND BEYOND WILL BE
101. THE MINIMUM DEATH BENEFIT PERCENTAGES ARE DETERMINED TO COMPLY WITH SECTION 7702 OF THE INTERNAL REVENUE CODE. THE MAXIMUM COST OF INSURANCE RATES DO NOT EXCEED THE COST OF INSURANCE RATES BASED ON THE 2001 COMMISSIONERS STANDARD ORDINARY, MALE OR FEMALE, COMPOSITE, ULTIMATE, AGE NEAREST BIRTHDAY MORTALITY TABLE. THE MAXIMUM COST OF INSURANCE RATES HAVE BEEN ADJUSTED TO REFLECT ANY SPECIAL CLASS RATING.

                                    Page 3D

                             POLICY SPECIFICATIONS

                   TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES
             AND MONTHLY MAXIMUM COST OF INSURANCE RATES PER $1,000

                                 MINIMUM             MAXIMUM COST                             MINIMUM              MAXIMUM COST
        ATTAINED              DEATH BENEFIT          OF INSURANCE         ATTAINED         DEATH BENEFIT           OF INSURANCE
           AGE                 PERCENTAGES               RATE                AGE            PERCENTAGES                RATE
------------------------------------------------------------------------------------------------------------------------------------
           [35                    250.00               0.096667               78               105.00                 4.335000
           36                     250.00               0.102500               79               105.00                 4.812500
           37                     250.00               0.107500               80               105.00                 5.330000
           38                     250.00               0.115833               81               105.00                 5.933333
           39                     250.00               0.123333               82               105.00                 6.564167
           40                     250.00               0.131667               83               105.00                 7.229167
           41                     243.00               0.142500               84               105.00                 7.960833
           42                     236.00               0.155000               85               105.00                 8.775000
           43                     229.00               0.170000               86               105.00                 9.636667
           44                     222.00               0.188333               87               105.00                10.626667
           45                     215.00               0.207500               88               105.00                11.670000
           46                     209.00               0.227500               89               105.00                12.760000
           47                     203.00               0.249167               90               105.00                13.838333
           48                     197.00               0.263333               91               104.00                14.690833
           49                     191.00               0.280833               92               103.00                15.678333
           50                     185.00               0.301667               93               102.00                16.825833
           51                     178.00               0.327500               94               101.00                18.136667
           52                     171.00               0.360833               95               101.00                19.665000
           53                     164.00               0.398333               96               101.00                21.098333
           54                     157.00               0.444167               97               101.00                22.638333
           55                     150.00               0.495833               98               101.00                23.439167
           56                     146.00               0.552500               99               101.00                24.610000
           57                     142.00               0.612500              100               101.00                26.128333
           58                     138.00               0.664167              101               101.00                27.568333
           59                     134.00               0.722500              102               101.00                29.199167
           60                     130.00               0.790833              103               101.00                31.043333
           61                     128.00               0.873333              104               101.00                33.121667
           62                     126.00               0.972500              105               101.00                35.424167
           63                     124.00               1.081667              106               101.00                37.854167
           64                     122.00               1.197500              107               101.00                40.402500
           65                     120.00               1.319167              108               101.00                43.022500
           66                     119.00               1.442500              109               101.00                45.781667
           67                     118.00               1.567500              110               101.00                48.638333
           68                     117.00               1.703333              111               101.00                51.449167
           69                     116.00               1.843333              112               101.00                54.232500
           70                     115.00               2.008333              113               101.00                56.864167
           71                     113.00               2.193333              114               101.00                60.335833
           72                     111.00               2.432500              115               101.00                63.660833
           73                     109.00               2.682500              116               101.00                67.127500
           74                     107.00               2.946667              117               101.00                70.900000
           75                     105.00               3.237500              118               101.00                74.495000
           76                     105.00               3.553333              119               101.00               79.101667]
           77                     105.00               3.916667

THE MINIMUM DEATH BENEFIT PERCENTAGE FOR ATTAINED AGE 120 AND BEYOND WILL BE
101. THE MINIMUM DEATH BENEFIT PERCENTAGES ARE DETERMINED TO COMPLY WITH SECTION 7702 OF THE INTERNAL REVENUE CODE. THE MAXIMUM COST OF INSURANCE RATES DO NOT EXCEED THE COST OF INSURANCE RATES BASED ON THE 2001 COMMISSIONERS STANDARD ORDINARY, UNISEX(80), COMPOSITE, ULTIMATE, AGE NEAREST BIRTHDAY MORTALITY TABLE. THE MAXIMUM COST OF INSURANCE RATES HAVE BEEN ADJUSTED TO REFLECT ANY SPECIAL CLASS RATING.

                                    Page 3D

                             POLICY SPECIFICATIONS

                         ADDITIONAL BENEFITS AND RIDERS

                       THIS PAGE INTENTIONALLY LEFT BLANK

                               Page 3 (Continued)

                             POLICY SPECIFICATIONS

                       THIS PAGE INTENTIONALLY LEFT BLANK

DEFINITIONS

The definitions in this section apply to the following words and phrases whenever and wherever they appear in the Policy.

ACCOUNT VALUE: the total of all amounts in the Fixed Account, Loan Account, and Sub-Accounts.

ACCUMULATION UNIT: an accounting unit used to calculate the value of a Sub-Account.

AMOUNT AT RISK: On any Monthly Activity Date, the Amount at Risk equals the Death Benefit less Your Account Value prior to assessing the Monthly Deduction Amount. At any other time, the Amount at Risk equals the Death Benefit less Your Account Value.

ATTAINED AGE:  the Insured's Issue Age plus the Policy Year minus one.

CASH SURRENDER VALUE:  the Cash Value less all Indebtedness.

CASH VALUE:  the Account Value less any applicable Surrender Charges.

COMPANY, WE, US, OUR:  the Company referred to on the first page of the Policy.

CUMULATIVE NO LAPSE GUARANTEE PREMIUM: the premium required to maintain the No Lapse Guarantee. On the Policy Date, the Cumulative No Lapse Guarantee Premium is the Monthly No Lapse Guarantee Premium shown on Page 3. On each Monthly Activity Date thereafter, the Cumulative No Lapse Guarantee Premium is: (a) the Cumulative No Lapse Guarantee Premium on the previous Monthly Activity Date; plus (b) the current Monthly No Lapse Guarantee Premium.

DATE OF ISSUE: the date shown on Page 3 from which Suicide and Incontestability provisions are measured. The date may be different from the Policy Date.

DEATH BENEFIT: the amount used to calculate the Death Proceeds. The Death Benefit on the Policy Date is determined by the Death Benefit Option You select on Your application. Thereafter, it may change in accordance with the terms of the Death Benefit Option provision, the Minimum Death Benefit provision and any additional benefits provided by riders attached to this Policy.

DEATH BENEFIT OPTION: the Death Benefit Option in effect determines how the Death Benefit is calculated. The Death Benefit Options are described in the Death Benefit provision of the Policy.

DEATH PROCEEDS: the amount which We will pay on the death of the Insured. Refer to the Death Benefit provision for information on how the Death Proceeds are calculated.

DOLLAR COST AVERAGING: systematic transfers from one account to any other available account.

DUE PROOF OF DEATH: (a) a certified death certificate, an order of a court of competent jurisdiction, other lawful evidence providing equivalent information, or any other proof acceptable to Us; and (b) proof of the claimant's interest in the proceeds satisfactory to Us.

FACE AMOUNT: an amount We use to determine the Death Benefit. On the Policy Date, the Face Amount equals the Initial Face Amount shown on Page 3. Thereafter, it may change in accordance with the terms of the Increases and Decreases in the Face Amount provision, the Death Benefit Option Changes provision, and the Withdrawals provision.

FIXED ACCOUNT: an Investment Choice which is part of Our General Account to which all or a portion of the Account Value may be allocated.

FUNDS: a registered open-end management company in which assets of the Separate Account may be invested.

GENERAL ACCOUNT: an account which contains all of Our assets other than those held in Our Separate Accounts.

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DEFINITIONS (CONTINUED)

IN GOOD ORDER: We have everything that We need to properly process a request, financial transaction or other transaction. This may include proper completion of certain forms, valid instructions and authorization or other administrative requirements.

IN WRITING:  in a written form satisfactory to Us.

INSURED: the person whose life is insured under the Policy as shown in the Policy Specifications.

INDEBTEDNESS: all loans taken on the Policy, plus any interest charged on loans minus any loan repayments.

INTERNAL REVENUE CODE:  the Internal Revenue Code of 1986, as amended.

INVESTMENT CHOICES: The options among which You can allocate Your Account Value. These include the Fixed Account and the Sub-Accounts.

ISSUE AGE:  The Insured's age on his/her birthday nearest the Policy Date.

LOAN ACCOUNT: an account used to hold amounts set aside to serve as security for loans taken on the Policy. The amounts in the Loan Account are not subject to the investment experience of any Sub-Accounts.

MONTHLY ACTIVITY DATE: the Policy Date and the same date in each succeeding month as the Policy Date. However, whenever the Monthly Activity Date falls on a date other than a Valuation Day, the Monthly Activity Date will be deemed to be the next Valuation Day.

NET PREMIUM: the amount of premium credited to selected Investment Choices. It is the premium paid minus the deductions from premium shown in the Policy Specifications.

PLANNED PREMIUM: the amount that the Owner intends to pay. The Initial Planned Premium is shown on Page 3.

POLICY ANNIVERSARY:  an anniversary of the Policy Date.

POLICY DATE: the date shown on Page 3 from which Policy Anniversaries and Policy Years are determined. This is the date on which monthly deductions begin.

POLICY YEARS:  years as measured from the Policy Date.

PRO RATA BASIS: an allocation method based on the proportion of the Account Value in the applicable accounts.

SEPARATE ACCOUNT: an account, as specified on Page 3, which has been established to separate the assets funding the variable benefits for the class of contracts to which the Policy belongs from the other assets of the Company.

SUB-ACCOUNTS: the subdivisions of the Separate Account, each of which invests in a corresponding fund.

SURRENDER CHARGE: a charge that may be assessed if You surrender the Policy for its Cash Surrender Value.

VALUATION DAY: the date on which a Sub-Account is valued. This occurs every day We are open and the New York Stock Exchange is open for trading.

VALUATION PERIOD: the period of time between the close of business on successive Valuation Days.

YOU, YOUR:  the Owner of the Policy.

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GENERAL

The Policy will become effective if and when:

       (a)  it is delivered to the Owner and while the Insured is alive;

       (b) all answers in the application continue to be true and complete at the time of delivery;

       (c)  We receive the initial premium payment while the Insured is alive;
            and

       (d) The initial premium payment is sufficient to cover the Monthly Deduction Amount as of the Policy Date.

DEATH BENEFIT

GENERAL

Subject to the terms of this Policy and while it is in force, We will pay the Death Proceeds to the Beneficiary(ies) upon Our receipt of Due Proof of Death of the Insured.

DEATH PROCEEDS

Death Proceeds equal the Death Benefit less Indebtedness and less any due and unpaid Monthly Deduction Amounts occurring during a Policy Grace Period. The Death Benefit is equal to the greater of the Death Benefit provided by the Death Benefit Option chosen and the Minimum Death Benefit. Any Monthly Deduction Amounts taken after the date of the Insured's death and before We receive Due Proof of Death will be added to the Account Value for purposes of determining Death Proceeds. All amounts used in determining the Death Proceeds are calculated as of the date We receive Due Proof of Death.

We will pay interest on the Death Proceeds of at least 2% per year (or higher, if required by the laws of the state in which this Policy is delivered or issued for delivery) from the date We receive Due Proof of Death of the Insured to the date payment is made or an Income Settlement Option is elected.

If the Insured dies after We receive a request In Writing from You to surrender the Policy, the Cash Surrender Value will be paid in lieu of the Death Proceeds.

DEATH BENEFIT OPTIONS

You have three Death Benefit Options available under the Policy as described below.

       1. Under Option A (Level Option), the Death Benefit is the current Face Amount.

       2. Under Option B (Return of Account Value Option), the Death Benefit is the current Face Amount, plus the current Account Value.

       3. Under Option C (Return of Premium Option), the Death Benefit is the current Face Amount, plus the lesser of:

              (a)  the sum of the premiums paid less withdrawals; or

              (b) the Death Benefit Option C Limit shown on Page 3.

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DEATH BENEFIT (CONTINUED)

DEATH BENEFIT OPTION CHANGES

You may change Your Death Benefit Option, subject to the conditions described here. You must notify Us In Writing or in a manner satisfactory to Us of the change. Such change will be effective on the Monthly Activity Date following the date We receive the request and the conditions are met. The following changes are allowed with no evidence of insurability required:

       1. You may change from Option A (Level Option) to Option B (Return of Account Value Option). If You do, the Face Amount will become that amount available as a Death Benefit immediately prior to the option change, decreased by the then current Account Value.

       2. You may change from Option C (Return of Premium Option) to Option A (Level Option). If You do, the Face Amount will become that amount available as a Death Benefit immediately prior to the option change.

       3. You may change from Option B (Return of Account Value Option) to Option A (Level Option). If You do, the Face Amount will become the Face Amount immediately prior to the option change increased by the Account Value on the date of the option change.

MINIMUM DEATH BENEFIT

For policies that meet the definition of life insurance under the Guideline Premium/Cash Value Corridor Test prescribed by the Internal Revenue Code, We will automatically increase the Death Benefit so that it will never be less than the Account Value multiplied by the Minimum Death Benefit Percentage for the then current Policy Year.

For policies that meet the definition of life insurance under the Cash Value Accumulation Test prescribed by the Internal Revenue Code, We will automatically increase the Death Benefit so that it will never be less than the Account Value minus the present value of charges for qualified additional benefit riders (as defined by the Internal Revenue Code), multiplied by the Minimum Death Benefit Percentage for the then current Policy Year.

To the extent this increase in the Death Benefit would result in an Amount at Risk that exceeds Our guidelines and limitations that may be in effect, We reserve the right to:

       (a) distribute to You a portion of the Cash Surrender Value sufficient to continue to qualify the Policy as life insurance and such that the amount at risk does not exceed our guidelines and limitations in effect; or

       (b) require evidence of insurability satisfactory to Us.

The Minimum Death Benefit is determined by using the current Account Value.

INCREASES AND DECREASES IN FACE AMOUNT

SCHEDULED INCREASES IN FACE AMOUNT

We will increase the Face Amount automatically by the amounts shown in the Policy Specifications. These scheduled increases will continue until You request to discontinue the increases or until You request to decrease the Face Amount of Your Policy. Decreases in the Face Amount as a result of a withdrawal or a Death Benefit Option Change will not affect Your future scheduled increases.

UNSCHEDULED INCREASES IN FACE AMOUNT

At any time after the first Policy Year and prior to the maximum age shown on Page 3, You may request In Writing, or in a manner satisfactory to Us, to increase the Face Amount. All requests to increase the Face Amount must be applied for on a new application and will be subject to evidence of insurability satisfactory to Us. Any increase approved by Us will be effective on the Monthly Activity Date following our approval of such increase. Any unscheduled increase will be subject to additional Monthly Per $1,000 Charges, additional Cost of Insurance Charges and additional Surrender Charges, all of which are based on the Attained Age of the Insured at the time of the increase. We will send You an endorsement describing these charges. Unscheduled increases will be subject to the Incontestability and Suicide provisions of the Policy. We reserve the right to limit You to one unscheduled increase in any 12 month period.

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INCREASES AND DECREASES IN FACE AMOUNT (CONTINUED)

DECREASES IN FACE AMOUNT

At any time after the first Policy Year You may request In Writing, or in a manner satisfactory to Us, to decrease the Face Amount. The minimum amount by which the Face Amount can be decreased is shown on Page 3. A decrease in the Face Amount will be effective on the Monthly Activity Date following the date We receive Your request. The remaining Face Amount must not be less than the minimum Face Amount shown on Page 3. If there have been any Face Amount increases, decreases will be taken in the reverse order from which the increases were applied. We reserve the right to limit You to one unscheduled dencrease in any 12 month period.

PREMIUMS

GENERAL

The Initial Premium Payment must be received by Us prior to or upon delivery of the Policy and such payment must be sufficient to cover the Monthly Deduction Amount as of the Policy Date. The actual amount and frequency of payments will affect Your Account Value and could affect the amount and duration of insurance provided by the Policy.

PREMIUM LIMITATIONS

After the first premium has been paid, subsequent premiums can be paid at any time and in any amount, subject to the following limitations:

       (a) The minimum premium that We will accept for quarterly, semi-annual, and annual premium payments is the greater of (a) $50; or (b) the amount required to keep the Policy in force.

       (b) For monthly, pre-authorized payments made by bank draft, the minimum premium that We will accept is the greater of (a) $25; or (b) the amount required to keep the Policy in force.

       (c) If premiums are received which would cause the Policy to fail to meet the definition of a life insurance contract in accordance with the Internal Revenue Code, We may refund the excess premium payments, unless such premium is necessary to maintain the Policy. Such refunds and interest thereon will be made within 60 days after the end of a Policy Year.

       (d) We may require evidence of insurability any time a premium payment results in an increase in the Death Benefit greater than the amount of the premium.

       (e) We may not allow subsequent payments in excess of $1 million on a uniform and non-discriminatory basis when market conditions do not support the guarantees in the Policy. Such restriction would be applied consistently to all policies within a class of business.

HOW TO MAKE PREMIUM PAYMENTS

Payments must be made payable to the Company shown on the first page of the Policy and sent to Us at the address shown on the premium notice. Net Premium will be applied on the date We receive it In Good Order at the address shown on the premium notice. You must instruct us In Writing how you want Your premium allocated among Your selected Investment Choices. Except for Net Premium received by Us prior to the end of the Right to Examine Policy period, premium will be allocated based on Your most recent instructions on file with Us. See the Initial Net Premium Allocation provision for how we allocate initial premium received during the Right to Examine Policy period.

We will apply any amount received under the Policy as a premium unless it is clearly marked otherwise.

PLANNED PREMIUM PAYMENTS

If Your premium payment frequency is annual, semi-annual or quarterly, We will send You a premium reminder notice for the amount of the Planned Premium. The Initial Planned Premium and payment frequency You selected are shown in the Policy Specifications. You may change the Planned Premium shown on the premium notices subject to Our premium limitations.

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PREMIUMS (CONTINUED)

FLEXIBLE PREMIUMS

After the initial premium has been paid, subsequent premium payments are flexible. The actual amount and frequency of payment will affect the Account Value and could affect the amount and duration of insurance provided by the Policy. You may pay additional premiums at any time subject to Our Premium limitations.

INITIAL PREMIUM ALLOCATION

Net Premiums received by Us prior to the end of the Right to Examine Policy period will be allocated as shown on Page 3 on the later of:

       (a)  the Policy Date; and

       (b) the date We receive the premium.

The accumulated values of these amounts will then be transferred to Your selected Investment Choices according to Your premium allocation instructions on file with Us on the later of:

       (a)  the end of the Right to Examine Policy period; or

       (b) the date We receive In Good Order all necessary Policy delivery requirements including Your acceptance of the Policy.

SUBSEQUENT PREMIUM ALLOCATIONS

You may change how Your premiums are allocated by notifying Us In Writing. Subsequent Net Premiums will be allocated to Your selected Investment Choices aaccording to Your most recent instructions on file with Us as long as:

       (a) the total number of active Sub-Accounts does not exceed twenty, or the maximum currently allowed by Us; and

       (b) the percentage You allocate to each active Investment Choice is in whole percentages.

If We receive a Net Premium with a premium allocation instruction that does not comply with the above rules, We will allocate the Net Premium to the Fixed Account and Sub-Accounts on a Pro Rata Basis.

ACCOUNT VALUE, CASH VALUE AND CASH SURRENDER VALUE

ACCOUNT VALUE

Your Account Value on the Policy Date equals the initial Net Premium less the Monthly Deduction Amount for the first policy month.

On each subsequent Monthly Activity Date, Your Account Value equals:

       (a) the sum of Your Accumulated Value in the Fixed Account and Sub-Accounts; plus

       (b) the value of the Loan Account, if any; minus,

       (c)  the appropriate Monthly Deduction Amount.

On each Valuation Day (other than a Monthly Activity Date), Your Account Value equals:

       (a) the sum of Your Accumulated Value in the Fixed Account and Sub-Accounts; plus

       (b) the value of Your Loan Account, if any.

ACCUMULATED VALUE - FIXED ACCOUNT

Your Accumulated Value in the Fixed Account equals:

       (a)  the Net Premiums allocated to it; plus

       (b) amounts transferred to it from the Sub-Accounts; plus

       (c) amounts transferred to it from the Loan Account as a result of loan repayments; plus

       (c)  interest credited to it; minus

       (d) amounts transferred from it to the Sub-Accounts;

       (e) amounts transferred from it to the Loan Account as a result of loans taken or interest charged on Indebtedness which exceeds interest credited to the Loan Account or the Loan Account; minus

       (f)  Monthly Deduction Amounts and Withdrawlas taken from it; minus

       (g)  any transfer charges taken from it.

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ACCOUNT VALUE, CASH VALUE AND CASH SURRENDER VALUE (CONTINUED)

FIXED ACCOUNT INTEREST

Interest will be credited daily to amounts in the Fixed Account at a rate based on an annual effective rate at least equal to the Annual Fixed Account Minimum Credited Rate shown in the Policy Specifications. In addition, We may credit interest at rates greater than the Annual Fixed Account Minimum Credited Rate. The interest credited will reflect the timing of amounts added to or withdrawn from the Fixed Account and is nonforfeitable after crediting, except indirectly due to surrender charges.

ACCUMULATED VALUE - SUB-ACCOUNTS

Your Accumulated Value in any Sub-Account equals:

       (a) the number of Your Accumulation Units in that Sub-Account on the Valuation Day; multiplied by

       (b) that Sub-Account's Accumulation Unit Value on the Valuation Day.

The number of Accumulation Units in any Sub-Account is increased when:

       (a)  Net Premiums are allocated to it; or

       (b) amounts are transferred to it from other Sub-Accounts, the Fixed Account or the Loan Account.

The number of Accumulation Units in any Sub-Account is decreased when:

       (a) amounts are transferred from it to other Sub-Accounts, the Fixed Account or the Loan Account; or

       (b) Monthly Deduction Amounts or Withdrawals are taken from it; or

       (c)  any transfer charges are taken from it.

LOAN ACCOUNT VALUE

On any day, the value in the Loan Account equals:

       (a)  any amounts transferred to it as a result of loans taken; plus

       (b) interest credited to it; plus

       (c) any amounts transferred to it as a result of interest charged on Indebtedness which exceeds interest credited to the Loan Account; minus

       (d) any amounts transferred from it to the Fixed Account as a result of loan repayments.

CASH VALUE

Your Cash Value is equal to the Account Value less any applicable Surrender Charges.

BASIS OF VALUES

The Cash Values provided by the Policy are not less than the minimum values and benefits required by the insurance laws of the state in which the Policy is delivered or issued for delivery. A detailed statement of the method of computation of Cash Values has been filed, as required, with the insurance department of the state in which the Policy is delivered or issued for delivery.

CASH SURRENDER VALUE

Your Cash Surrender Value is equal to Your Cash Value minus the Indebtedness, if any.

VALUATION PROVISIONS

SUB-ACCOUNT ACCUMULATION UNITS

Amounts allocated to each Sub-Account increase the number of Accumulation Units in each Sub-Account. The number of Accumulation Units added to each Sub-Account is determined by dividing the amount allocated to the Sub-Account by the dollar value of one Accumulation Unit for such Sub-Account.

Amounts taken from each Sub-Account decrease the number of Accumulation Units in each Sub-Account. The number of Accumulation Units subtracted from each Sub-Account is determined by dividing the amount taken from the Sub-Account by the dollar value of one Accumulation Unit for such Sub-Account.

The number of Your Accumulation Units will not be affected by any subsequent change in the value of the units. The Accumulation Unit Values in each Sub-Account may increase or decrease daily as described below.

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VALUATION PROVISIONS (CONTINUED)

SUB-ACCOUNT ACCUMULATION UNIT VALUE

The Accumulation Unit Value for each Sub-Account will vary to reflect the investment experience of the applicable Fund and will be determined on each Valuation Day by multiplying the Accumulation Unit Value of the particular Sub-Account on the preceding Valuation Day by a Net Investment Factor for that Sub-Account for the Valuation Period then ended. The Net Investment Factor for each of the Sub-Accounts is equal to the net asset value per share of the corresponding Fund at the end of the Valuation Period (plus the per share amount of any dividend or capital gain distributions paid by that Fund in the Valuation Period then ended) divided by the net asset value per share of the corresponding Fund at the beginning of the Valuation Period.

EMERGENCY PROCEDURE

If the New York Stock Exchange is closed (except for holidays or weekends) or trading is restricted due to an existing emergency as defined by the Securities and Exchange Commission so that We cannot value the Sub-Accounts, We may postpone all transactions which require valuation of the Sub-Accounts until valuation is possible. Any provision of the Policy which specifies a Valuation Day will be superseded by the emergency procedure.

MONTHLY DEDUCTION

GENERAL

On each Monthly Activity Date, We will deduct an amount from Your Account Value to pay Us for providing the benefits of the Policy. This amount is called the Monthly Deduction Amount. On each Policy Anniversary We will determine the rates used to calculate the Monthly Deduction Amount for that Policy Year. These rates will not exceed the maximum rates shown on the Policy Specification Pages. Actual rates will be determined based on our future expectations of such factors as mortality, expenses, interest, persistency and taxes. Any change we make will be on a uniform basis for Insureds of the same Issue Age, Sex, Insurance class, Initial Face Amount, net Amount at Risk and the length of time coverages have been in -force. The Monthly Deduction Amount equals:

       (a)  the Cost of Insurance Charge; plus

       (b) the Monthly Administrative Charge; plus

       (c)  the Monthly Per $1,000 Charge; plus

       (d) the Mortality and Expense Risk Charge; plus

       (e)  the charges for additional benefits provided by rider, if any.

The cost associated with those benefits under the Policy that have no separate and distinct charges are included in the rates used to calculate the Monthly Deduction Amount. Part of the Cost of Insurance charges is used to recover acquisition expenses arising from the issuance of the Policy. The expense recovery component is higher in the early Policy Years. Any change in the Mortality and Expense Risk Charges will be determined in accordance with the procedures and standards on file with the Insurance Superintendent of Financial Services.

The Monthly Deduction Amount will be taken on a Pro Rata Basis from the Fixed Account and Sub-Accounts on each Monthly Activity Date. You may request In Writing or in a manner satisfactory to Us to have monthly deductions taken from specific Sub-Accounts and/or the Fixed Account. If any of Your specified choices has insufficient value to cover its portion of the Monthly Deduction Amount, the entire Monthly Deduction Amount will be taken on a Pro Rata Basis.

COST OF INSURANCE CHARGE

The total Cost of Insurance Charge for any Monthly Activity Date is equal to:

       (a)  the applicable cost of insurance rates per $1,000; multiplied by

       (b) the applicable amounts at risk; divided by

       (c)  $1,000.

On any Monthly Activity Date, the amount at risk equals the Death Benefit less the Account Value on that date prior to assessing the Monthly Deduction Amount. If there have been any Face Amount increases, the amount at risk will be applied to Face Increases in the reverse order from which they were applied.

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MONTHLY DEDUCTION (CONTINUED)

MONTHLY PER $1,000 CHARGE

The total Monthly Per $1,000 Charge is equal to:

       (i)  the applicable Monthly Per $1,000 Rates; multiplied by

       (ii) the applicable Face Amounts; divided by

       (iii) $1,000.

MORTALITY AND EXPENSE RISK CHARGE

The Mortality and Expense Risk Charge for any Monthly Activity Date is equal to:

       (i)  the monthly Mortality and Expense Risk Rate; multiplied by

       (ii) the sum of Your accumulated values in the Sub-Accounts on the Monthly Activity Date, prior to assessing the Monthly Deduction Amount.

INSURANCE CLASS CHANGES

GENERAL

Based on Our administrative rules in effect and upon providing satisfactory evidence to Us, You may request to change the insurance class to a more favorable class. Only future cost of insurance rates will be based on the more favorable class and all other contract terms and provisions will remain as established at issue. No change in insurance class or cost will occur on account of deterioration of the Insured's health. Any decrease in cost of insurance rates for which evidence of insurability was obtained cannot be revoked after the decrease has been in force, during the Insured's lifetime, for two years from the effective date of the decrease. Revocation will occur if the evidence of insurability contained inaccurate information which, had We known it was inaccurate at the time of the class change, would have caused Us to not approve the change.

If We revoke an insurance class change, Your Account Value will be reduced. The amount of the reduction will equal the additional Cost of Insurance Charges that would have been deducted from Your Account Value, based on the original insurance class, from the time of the change until the time of the revocation.

TRANSFERS

AMOUNT AND FREQUENCY OF TRANSFERS

Upon request and as long as the Policy is in effect, You may transfer amounts among the Fixed Account and Sub-Accounts. We reserve the right to limit the size of transfers and remaining balances, and to limit the number and frequency of transfers.

RESTRICTIONS ON TRANSFERS

You are limited as to the timing and the amounts that can be transferred from the Fixed Account to the Sub-Accounts (other than those allowed under a Dollar Cost Averaging program). The limits are as follows:

       1. the transfer must occur during the 30 day period following each Policy Anniversary; and

       2. the maximum amount transferred in any Policy Year will be limited to the greatest of:

         (a)  $1,000;

         (b) 20% of the Accumulated Value in the Fixed Account on the date of transfer, and

         (c) An amount not to exceed the total amount transferred from the Fixed Account in the previous Policy Year, not including amounts transferred under a Dollar Cost Averaging program.

TRANSFERS TO THE FIXED ACCOUNT

You may transfer all amounts in the Sub-Accounts to the Fixed Account and apply the Cash Surrender Value to purchase a non-variable Paid-Up Life Insurance Policy, as long as the Policy is in effect. The amount of the non-variable Paid-Up Life Insurance is the amount that can be purchased by the net single premium at the then attained age of the Insured based on the Annual Fixed Account Minimum Credited Rate and Maximum Cost of Insurance Rates guaranteed in the contract. Subsequent Cash Values of the non-variable Paid-Up Life Insurance are based on the 2001 Commissioners Standard Ordinary Male or Female, (or Unisex
(80)), Composite, Ultimate Mortality Table, age nearest birthday using the Monthly Maximum Cost of Insurance and the Annual Fixed Account Minimum Credited Rate. The Paid-Up Life Insurance Policy is not subject to the Monthly Administrative Charge.

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TRANSFERS (CONTINUED)

At any time this policy is in force You may elect to transfer Accumulated Values in the Sub-Accounts to the Fixed Account if a material change is made in the investment policy of the Separate Account and You object to that change. At any time during the first 18 months from the Date of Issue and while this Policy is in force, You may elect to transfer Accumulated Values in the Sub-Accounts to the Fixed Account. Transfers made under these situations will not be subject to any transfer charge; nor will they be included in the total number of transfers for the purpose of determining the applicability of any future transfer charge. All other transfers to the Fixed Account are subject to the charge and frequency restrictions noted in the Amount and Frequency of Transfers provision.

TRANSFER CHARGE

After a transfer has occurred (other than those allowed under a Dollar Cost Averaging program), the Transfer Charge specified on Page 3B, if any, will be deducted on a Pro Rata Basis.

DOLLAR COST AVERAGING (DCA) PROGRAM

From time to time We may offer a Dollar Cost Averaging program in which you may enroll. Under the DCA program, you may make systematic transfers of value between the available Sub-Accounts and the Fixed Account. You may obtain information from Us on the available DCA programs at any time. If You enroll in a DCA Program, You may terminate participation at any time by contacting Us. In such an event, any non-transferred balances will be allocated to the other accounts.

POLICY DEFAULT AND GRACE PERIOD

POLICY DEFAULT

The Policy will go into default on any Monthly Activity Date on which:

       1. the Account Value less Indebtedness is not sufficient to cover the Monthly Deduction Amount and the No Lapse Guarantee is not available; or

       2.   Indebtedness equals or exceeds the Cash Value.

POLICY GRACE PERIOD

We will keep the Policy inforce for the 61 day period following the date Your Policy goes into default. We call that period the Policy Grace Period. If the Policy goes into default, We will send You a notice warning You that the Policy is in danger of terminating This notice will be mailed no earlier than, and within 30 days after, the date of default. The notice will be mailed to You and any assignee of record at the last known address(es) and will tell You the minimum payment required to keep the Policy from terminating and the date such payment must be received by Us. This minimum premium will never be greater than an amount which results in a Cash Surrender Value equal to the current Monthly Deduction Amount plus the next two Monthly Deduction Amounts as of the date the Policy Grace Period began.

If We have not received the required payment specified in the notice by the end of the Policy Grace Period, the Policy will terminate. If the Insured dies during the Policy Grace Period, We will pay the Death Proceeds.

NO LAPSE GUARANTEE

A No Lapse Guarantee is available as long as the Policy is in the No Lapse Guarantee Period and the cumulative premiums paid into the Policy, less Indebtedness and less withdrawals from the Policy, equal or exceed the Cumulative No Lapse Guarantee Premium. The No Lapse Guarantee Period is shown on Page 3. While the No Lapse Guarantee is available, We guarantee that Your Account Value less Indebtedness, will never be less than zero. We will send You written notice if the cumulative premiums paid into the Policy, less Indebtedness and less Withdrawals, are insufficient to maintain the No Lapse Guarantee. It is possible for the No Lapse Guarantee Period to terminate while the Policy continues inforce based on the length of the No Lapse Guarantee Period

NO LAPSE GUARANTEE PREMIUM

The No Lapse Guarantee Premium is shown on Page 3. If there is any increase or decrease in the Face Amount, or any change in rider coverage or a change in insurance class, a new monthly No Lapse Guarantee Premium will be calculated. We will send You a notice of the new Monthly No Lapse Guarantee Premium, which will be used in calculating the Cumulative No Lapse Guarantee Premium in subsequent months.

REINSTATEMENT

GENERAL

Unless the Policy has been surrendered for its Cash Surrender Value, the Policy may be reinstated, provided:

       (a) You make Your request In Writing within three years from the Termination Date;

       (b) satisfactory evidence of insurability is submitted;

       (c)  the Insured is alive on the date of Reinstatement;

       (d) any Indebtedness at the time of termination must be repaid or carried over to the reinstated policy; and

       (e)  You pay premium equal to or greater than the sum of:

         (i) an amount necessary to cover all Monthly Deduction Amounts that are due and unpaid during the Policy Grace Period. You will be charged only for the time period You had coverage under the Policy; and

         (ii) an amount necessary to keep the Policy in force for 3 months after the date of reinstatement.

Any reinstated coverage will be effective on the Monthly Activity Date following the date all of the following conditions are satisfied:

       (a)  all premiums and charges have been paid to and accepted by Us;

       (b) the requested reinstatement has been approved by Us; and

       (c) statements on the reinstatement request or on any other application submitted as part of the reinstatement request are correct at the time of such payments and approval.

The Account Value on the reinstatement date will equal:

       (a) Net Premiums attributable to premiums paid at the time of reinstatement; minus

       (b) the Monthly Deduction Amounts that were due and unpaid during the Policy Grace Period; plus

       (c)  any Indebtedness carried over to the reinstated Policy.

The Surrender Charges for the reinstated Policy will be based on the duration from the original Policy Date as though the Policy had never lapsed.

POLICY LOANS

GENERAL

At any time while the Policy is in force and has a Cash Surrender Value, You may obtain a loan from Us. We will hold the Policy as sole security for repayment of any such loans taken. We may defer granting a loan, for the period permitted by law but not more than six months, unless the loan is to be used to pay premiums on any policies You have with Us.

LOAN AMOUNTS

Any new loan taken together may not exceed the Cash Surrender Value on the date We grant a loan. The minimum loan amount that We will allow is $500. Before advancing the loan amount, We may withhold an amount sufficient to pay interest on total Indebtedness to the end of the Policy Year and any Monthly Deduction Amounts due on or before the next Policy Anniversary.

LOAN ACCOUNT

When You take a loan, an amount equal to the loan is transferred from the Fixed Account and the Sub Accounts into the Loan Account as security for the loan. In the absence of instructions from You, We will transfer such amount to the Loan Account on a Pro Rata Basis. Amounts in the Loan Account will be credited with interest as described below.

INDEBTEDNESS

Indebtedness is money that is owed to Us as a result of outstanding loan(s) we have granted using the Policy as sole security and equals:

       (a)  all outstanding loans taken;

       (b) any interest charged to Indebtedness; minus

       (c)  any loan repayments.

Indebtedness will reduce the Death Proceeds payable and the surrender value of the Policy.

INTEREST CREDITED TO LOAN ACCOUNT

Any amounts in the Loan Account will be credited with interest at a rate equal to the Annual Fixed Account Minimum Credited Rate shown on Page 3.

MAXIMUM INTEREST RATE CHARGED ON INDEBTEDNESS

The interest rate charged on Indebtedness will never exceed the Maximum Interest Rate shown in the table below:

   DURING POLICY        MAXIMUM INTEREST RATE CHARGED EQUALS THE
       YEARS            FIXED ACCOUNT MINIMUM CREDITED RATE PLUS:
-------------------------------------------------------------------
        1-10                              2.00%
    11 and later                          0.25%

Because the interest charged on Indebtedness may exceed the rate credited to the Loan Account, the Indebtedness may grow faster than the Loan Account. If this happens, any difference between the value of the Loan Account and the Indebtedness will be transferred on each Monthly Activity Date from the Fixed Account and Sub-Accounts to the Loan Account in a manner consistent with the way Monthly Deductions are taken.

LOAN REPAYMENTS

All or part of a loan may be repaid at any time that the Policy is in-force and the Insured is alive. However, each repayment must be at least the lesser of $50 or the Indebtedness and clearly identified In Writing as a loan repayment. The amount of a loan repayment will be deducted from the Loan Account and will be allocated among the Fixed Account and Sub-Accounts in the same percentage as premiums are allocated.

TERMINATION DUE TO EXCESSIVE INDEBTEDNESS

The Policy will go into default on any Monthly Activity Date on which the Indebtedness equals or exceeds the Cash Value. Refer to the Policy Default and Grace Period section for more information.

WITHDRAWALS

GENERAL

You may request a withdrawal In Writing or in a manner satisfactory to Us. Upon such Withdrawal, the Account Value will be reduced by an amount equal to the Withdrawal. The amount available for withdrawal is the Cash Surrender Value less $1,000. The minimum withdrawal allowed is $500. A charge of up to $10 may be assessed for each withdrawal. One withdrawal per calendar month is allowed. Unless specified otherwise the withdrawal will be deducted on a Pro Rata Basis from Your Investment Choices.

If the Death Benefit Option then in effect is Option A (Level Option) or Option C (Return of Premium Option), the Face Amount will be reduced by the amount equal to the reduction in the Account Value resulting from the withdrawal.

If the Death Benefit Option then in effect is Option B (Return of Account Value Option), the Face Amount will not be reduced.

SURRENDERS

GENERAL

While the Policy is in-force, You may surrender the Policy to Us. The Policy, and additional benefits provided by rider, are then cancelled as of the day We receive Your request In Writing or the date You request the surrender, whichever is later. We will then pay You the Cash Surrender Value as of that date. Any Cash Surrender Value available at any time other than on a Policy Anniversary will be calculated with allowance for lapse of time from the last preceding Policy Anniversary.

PAYMENTS BY US

GENERAL

We will pay Death Proceeds, Cash Surrender Values, withdrawals and loan amounts attributable to the Sub-Accounts within seven days after We receive all the information satisfactory to Us to process the payment unless:

       (a) the New York Stock Exchange is closed on other than customary weekend and holiday closings or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission (SEC); or

       (b) an emergency exists, as determined by the SEC, as a result of which disposal of securities is not reasonably practicable to determine the value of the Sub-Accounts; or

       (c) the SEC, by order, permits postponement for the protection of policy owners.

DEFERRAL OF PAYMENTS FROM THE FIXED ACCOUNT

We may defer payment of any Cash Surrender Values, withdrawals and loan amounts which are not attributable to the Sub-Accounts for up to six months from the date of the request, except for any loan made to pay premiums to Us . If We defer payment for more than 10 days, We will pay interest at a rate not less than the current rate of interest payable on Death Proceeds left on deposit with Us on the amount deferred.

TAXATION OF THE SEPARATE ACCOUNT

GENERAL

We do not expect to incur any federal, state or local income tax on the earnings or realized capital gains attributable to the Separate Account. Based upon these expectations, no charge is being made to the Separate Account for federal, state or local income taxes. If We incur income taxes attributable to the Separate Account or determine that such taxes will be incurred, We may assess a charge for taxes against the Policy in the future, subject to approval by the insurance supervisory official of the state of New York.

THE CONTRACT

ENTIRE CONTRACT

The Policy, the attached copy of the initial application, any applications for reinstatement, all subsequent applications attached to or endorsed upon the Policy and, any endorsements. amendments or riders are the entire contract. The contract is made in consideration of the application and the payment of the initial premium. We will not use any statement to cancel the Policy or to defend a claim under it, unless that statement is material and contained in an attached written application. All statements in the application will be deemed representations and not warranties.

CONTRACT MODIFICATION

The only way this contract may be modified is by a written agreement signed by Our President, or one of Our Vice Presidents, Secretaries or Assistant Secretaries.

FUND MODIFICATION

We reserve the right, subject to any applicable law, to make certain changes, including the right to add, eliminate or substitute any investment options offered under the Policy.

TAX STATUS

The Policy is intended to qualify as a life insurance contract for federal tax purposes and the Death Benefit under the Policy is intended to qualify for the federal income tax exclusion. The provisions of the Policy, including any rider or endorsement, shall be interpreted to ensure and maintain such tax qualification, despite any other provision to the contrary.

NON-PARTICIPATION

The Policy is non-participating. It does not share in Our surplus earnings, so You will receive no policy dividends under it.

MISSTATEMENT OF AGE AND/OR SEX

If, on the date of death of the Insured, the Issue Age of the Insured or the Sex of the Insured (if applicable) is incorrectly stated, any benefits accruing or death benefit payable shall be such as which would have been purchased at the correct age and/or sex in consideration of the most recent mortality charge by adjusting the net amount at risk by the ratio of the incorrect cost of insurance rate to the correct cost of insurance rate.

SUICIDE

If, within two years from the Date of Issue, the Insured dies by suicide, Our liability will be limited to the premiums paid less Indebtedness and less any withdrawals.

If, within two years from the effective date of any increase in the Face Amount for which evidence of insurability was obtained, the Insured dies by suicide, Our liability with respect to such increase, will be limited to the cost of insurance charges for the increase.

INCONTESTABILITY

We will not contest the validity of this Policy, except for nonpayment of premium, after it has been in force during the Insured's lifetime for two years from the Date of Issue. This provision does not apply to any rider providing accidental death or disability benefits.

For any increase in coverage after the Date of Issue or any reinstatement, we will not contest the validity of such increase or reinstatement after such increase or reinstatement has been in force during the Insured's lifetime for two years from the effective date of the increase or reinstatement. However, such a contest shall be limited to material misrepresentations in the evidence of insurability provided to Us in the application for increase or reinstatement.

ANNUAL REPORT

We will send You a report at least once each Policy Year without charge showing:

       (a)  the beginning and end of the current report period;

       (b) the Account Value, Cash Surrender Value and Face Amount at the end of the current report period;

       (c) the premiums paid, Monthly Deduction Amounts, loans and Withdrawals since the last report;

       (d) the current Death Benefit at the end of the current report period on the life of each insured covered under the Policy;

       (e)  the interest credited during the current report period;

       (f) the amount of any Indebtedness at the end of the current report period;

       (g)  any notifications required by the provisions of the Policy; and

       (h) any other information required by federal law or the insurance department of the state where the Policy was delivered or issued for delivery.

SEPARATE ACCOUNTS

We will have exclusive and absolute ownership and control of the assets of Our Separate Accounts. The assets of a Sub-Account will be available to cover the liabilities of Our General Account only to the extent that those assets exceed the liabilities of that Separate Account arising under the variable life contracts supported by that Separate Account. The assets of a Sub-Account will be valued on each Valuation Day. Our determination of the value of an Accumulation Unit by the method described in the Policy will be conclusive.

CHANGE IN THE OPERATION OF THE SEPARATE ACCOUNT

At Our election and subject to any necessary vote by persons having the right to give instructions on the voting of Fund shares held by the Sub-Accounts, the Separate Account may be operated as a management company under the Investment Company Act of 1940 or any form permitted by law, may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required, or may be combined with one or more Separate Accounts.

SUB-ACCOUNT, SEPARATE ACCOUNT MODIFICATIONS

Upon notice to You and subject to any required regulatory approvals, We may, from time to time, make certain modifications to this Policy that are necessary to operate the Separate Account in any form permitted under the Investment Company Act of 1940, or in any form permitted by law, including:

       1. the transfer of value in any Sub-Account to another Sub-Account or to one or more other separate accounts;

       2. add, combine, or eliminate Sub-Accounts in the Separate Account or combine the Separate Account with another separate account;

       3. substitute for the units held by any Sub-Account the units of another Sub-Account or another investment company or any other investment permitted by law;

       4. make any changes required to comply with the requirements of any Fund, including, but not limited to, the imposition of a redemption charge or other fee by a Fund; or

       5. make any other modifications to the Policy that, in Our judgment, are necessary or appropriate to ensure that it continues to qualify as life insurance under the applicable section(s) of the Internal Revenue Code, or any other applicable law, regulation or interpretation.

Any required approval process for modifications to the Separate Account is on file with the insurance supervisory official of the state in which this Policy is issued.

VOTING RIGHTS

We will notify You of any Fund shareholder's meetings at which the shares held for Your Sub-Account may be voted. We will also send proxy materials and instructions for You to vote the shares held for Your Sub-Account. We will arrange for the handling and tallying of proxies received from the Owners. We will vote the Fund shares held by Us in accordance with the instructions received from the Owners. You may attend any meeting, where shares held for Your benefit may be voted.

In the event that You give no instructions or leave the manner of voting discretionary, We will vote such shares of the appropriate Fund in the same proportion as shares of that Fund for which instructions have been received. Also, We will vote the Fund shares in this proportionate manner, which are held by Us for Our own account.

OWNERSHIP AND BENEFICIARY

CHANGE OF OWNER OR BENEFICIARY

The Owner and Beneficiary will be those named in the application until You change them. To change the Owner or Beneficiary(ies), notify Us In Writing while the Insured is alive. For changes to a designation of an irrevocable Beneficiary, We will also require the consent of the named irrevocable Beneficiary, if living. After We receive written notice, the change will be effective as of the date You signed such notice, whether or not the Insured is living when We receive it. However, the change will be subject to any payment We made or actions We may have taken before We received the request.

DEATH OF BENEFICIARY

If any named Beneficiary dies before the Insured, that person's interest in this Policy ends, unless such Beneficiary has been named as an irrevocable Beneficiary. If a named Beneficiary dies at the same time as the Insured, or within fifteen days after the Insured's death, that person's interest ends as though the Beneficiary died before the Insured. Unless Your Beneficiary designation states otherwise, the Death Benefit will be paid as follows:

       (a) to the primary Beneficiary(ies) who survive(s) the Insured, or if there are none;

       (b) to the contingent Beneficiary(ies) who survive the Insured;

       (c) if no Beneficiary survives the Insured, we will pay the Death Proceeds to You, if You are living, otherwise, We will pay the proceeds to Your estate;

       (d) if multiple Beneficiaries are named to share the Death Proceeds equally, We will pay the Death Proceeds to the survivor(s) in equal shares;

       (e) if multiple Beneficiaries are named to receive unequal shares of the Death Proceeds, We will pay the Death Proceeds to the survivors on a pro rata basis and if there is only one surviving multiple Beneficiary, We pay all of the proceeds to that Beneficiary.

ASSIGNMENT

You may assign the Policy by notifying Us In Writing. Unless otherwise specified by You, Assignments will take effect on the date the notice of assignment is signed by You, subject to any payments made or actions taken by Us prior to receipt of the notice. Until You notify Us In Writing, no assignment will be effective against Us. We are not responsible for the validity of any assignment.

OWNER'S RIGHTS

While the Insured is alive and no Beneficiary is irrevocably named, You may:

       (a) exercise all the rights and options that the Policy provides or that We permit;

       (b) assign the Policy; and

       (c)  agree with Us to any change to the Policy.

TERMINATION

The Policy will terminate upon the earliest of the following events:

       (a)  the surrender of the Policy; or

       (b) the end of the policy grace period when premiums sufficient to keep the Policy from terminating are not paid; or

       (c)  the date We the Insured dies.

CONTINUATION BEYOND THE INSURED'S ATTAINED AGE 120

GENERAL

On the Policy Anniversary on or following the date on which the Insured has attained age 120, the following will occur:

       (a) the Death Benefit Option will be changed to Option A (Level Option) with no evidence of insurability being required;

       (b) the Face Amount will be set equal to the Death Benefit;

       (c) no future Monthly Deduction Amounts will be deducted from Your Account Value;

       (d) the Account Value will continue to be valued as described in the Account Value, Cash Value and Cash Surrender Value provision;

       (e) policy values will be transferred to the Fixed Account and no further transfers will be allowed;

       (f) any loans that are in effect will continue to accrue interest and become part of any Indebtedness;

       (g)  loan repayments may be made;

       (h) no new Withdrawals can be requested; and

       (i) no further premiums will be accepted, except for amounts required to keep the Policy in force under the Grace period.

The provision above will in no way modify the Termination provision of any rider(s) attached to this Policy. Please be aware the Policy may terminate due to excessive Indebtedness.

This Policy may not qualify as life insurance under federal tax law after the Insured has attained age 100 and may be subject to adverse tax consequences. Your tax advisor should be consulted before You choose to continue the policy beyond age 100.

PAYMENT OF DEATH PROCEEDS

GENERALLY

The Death Proceeds of this Policy will be paid in one lump sum unless You or the Beneficiary elect one of the Income Settlement Options described below.

INCOME SETTLEMENT OPTIONS

AVAILABILITY

All or parts of the proceeds of this Policy may, instead of being paid in one sum, be left with Us under any one or a combination of the following options, subject to Our minimum amount requirements on the date of election. If any payee is a corporation, partnership, association, assignee, or fiduciary, an option may be chosen only with Our consent.

Annuity benefits payable under this provision at the time of their commencement will not be less than those that would be provided by the application of the cash surrender value to purchase a single consideration immediate annuity contract at purchase rates offered by Us at the time to the same class of annuitants whether the annuity benefits are payable in fixed or variable amounts or both.

DEATH OF PAYEE

If the payee dies while receiving payments under one of the options below, We will pay the following:

       (a) any principal and accrued interest remaining unpaid under Option 1 or 2.

       (b) the present value of remaining unpaid payments, if any, under Option
           3. The interest rate used to determine the present value of payments will be the interest rate used to determine the amount of each certain payment.

Any such amount will be paid in one sum to the payee's estate.

OPTION 1 -- INTEREST INCOME

Payments of interest at the rate We declare, but not less than 2% per year, on the amount left under this option.

OPTION 2 -- INCOME OF FIXED AMOUNT

Equal payments of the amount chosen until the amount left under this option, with interest of not less than 2% per year, is exhausted. The final payment will be for the balance only.

OPTION 3 -- INCOME FOR FIXED PERIOD

Payments, determined from the table below, are guaranteed for the number of years chosen and based on interest of not less than 2% per year. The first payment will be due on the date proceeds are applied under this option.

                MONTHLY PAYMENTS                                      MONTHLY PAYMENTS
    NUMBER                  PER $1,000 OF                  NUMBER                      PER $1,000 OF
   OF YEARS                    PROCEEDS                   OF YEARS                        PROCEEDS
-----------------------------------------------------------------------------------------------------------
       1                    $84.09                           8                         $11.25
       2                     42.46                           9                          10.10
       3                     28.59                           10                          9.18
       4                     21.65                           15                          6.42
       5                     17.49                           20                          5.04
       6                     14.72                           25                          4.22
       7                     12.74                           30                          3.68

INCOME SETTLEMENT OPTIONS (CONTINUED)

To convert the monthly payments shown in the table for Option 3 to quarterly, semi-annual or annual payments, multiply by the following factors:

PAYMENT INTERVAL                                   FACTOR
-----------------------------------------------------------------------
Quarterly                                    2.99
Semi-annual                                  5.96
Annual                                      11.84

OTHER OPTIONS

Other options may be arranged with Our consent at interest rates determined by Us.

                        HARTFORD LIFE INSURANCE COMPANY
                        HARTFORD, CONNECTICUT 06104-2999
                          (A STOCK INSURANCE COMPANY)
                                (THE "COMPANY")

                      INDIVIDUAL LIFE OPERATIONS ADDRESS:
                                [P.O. BOX 64582
                         ST. PAUL, MINNESOTA 55164-0582
                        TELEPHONE NUMBER: 1-800-243-5433
                  EMAIL ADDRESS: LIFESERVICE@HARTFORDLIFE.COM]

                                  HOME OFFICE:
                             [200 HOPMEADOW STREET
                          SIMSBURY, CONNECTICUT 06089]

                            ADJUSTABLE DEATH BENEFIT
                 DEATH PROCEEDS PAYABLE AT DEATH OF THE INSURED
                  CASH SURRENDER VALUE PAYABLE UPON SURRENDER
                      PREMIUMS PAYABLE AS SHOWN ON PAGE 3
                               NON-PARTICIPATING

THE AMOUNT OF THE DEATH BENEFIT AND PORTIONS OF THE ACCOUNT VALUE THAT ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE NOT GUARANTEED AND WILL DECREASE OR INCREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THAT SEPARATE ACCOUNT.

                                FLEXIBLE PREMIUM
                    VARIABLE UNIVERSAL LIFE INSURANCE POLICY

                                     [LOGO]
                                  THE HARTFORD